Exhibit 10.2

RESIGNATION AND RELEASE AGREEMENT

This Resignation and Release Agreement is entered into by and between the Federal Home Loan Bank of Seattle (“FHLB-Seattle”), and Kelli Bono (“Ms. Bono”) to set forth the terms and conditions of the Ms. Bono’s resignation from her employment and position as an officer of FHLB-Seattle.

RECITALS

Ms. Bono has been employed by FHLB-Seattle as its Executive Vice-President and Chief Financial Officer.

FHLB-Seattle and Ms. Bono have agreed that Ms. Bono will resign her position with FHLB-Seattle as of December 1, 2004 and that she no longer will be actively employed by FHLB-Seattle pursuant to this Agreement.

AGREEMENT

In order to provide Ms. Bono with separation benefits to assist her in the transition to other opportunities, to compensate her for certain retirement benefits she will lose as a result of her resignation, and to fully and finally resolve any and all issues regarding Ms. Bono’s employment with FHLB-Seattle and the termination of that employment, Ms. Bono and FHLB-Seattle agree as follows:

1. Resignation. Effective as of November 30, 2004, Ms. Bono resigns her positions as an employee and as Executive Vice President and Chief Financial Officer of FHLB-Seattle. Such resignations are accepted by FHLB-Seattle. Ms. Bono’s last day of work will be November 30, 2004.

2. Severance Benefits. FHLB-Seattle agrees to provide Ms. Bono with severance benefits, as follows:

(a) Separation Pay. For the one-year period beginning December 1, 2004 and ending November 30, 2005, (“the Severance Period”), FHLB-Seattle will pay Ms. Bono an amount equal to her base salary of $315,000.00, less required withholding and deductions at the same intervals as FHLB-Seattle pays salary to its executives (“Separation Pay”).

(b) Bonus. To the extent that other senior executives of FHLB-Seattle receive bonuses for the year 2004, FHLB-Seattle will also pay Ms. Bono her full 2004 bonus calculated as though she had continued to be employed through December 31, 2004, at the same time as the bonus, if any, is paid to other senior executives in February, 2005. Ms. Bono will not be eligible for any bonus for 2005.

(c) Retirement Benefits. In addition to the vested retirement benefits Ms. Bono has accrued as of November 30, 2004 under the Financial Institutions Retirement Fund (FIRF) pursuant to the terms of that plan, FHLB-Seattle agrees to pay Ms. Bono from its general assets an amount agreed to be the equivalent to the difference between such accrued FIRF early retirement benefit as of November 30, 2004 and the accrued FIRF benefit she would have been entitled to had she continued to be employed by FHLB-Seattle until her age and years of vesting service with FHLB-Seattle totaled seventy (70) (“FIRF Supplement”). This FIRF Supplement will be determined using her High-3 Average Salary as of November 30, 2004, and is estimated to be approximately Five Hundred Fifty Thousand Dollars ($550,000.00). Upon confirmation of the exact amount of the FIRF Supplement by FHLB’s benefits consultant Pentegra, which shall be completed no later than December 1, 2004 and provided to Ms. Bono for her review, such FIRF Supplement, plus an additional gross amount of $59,000.00 to compensate Ms. Bono for additional tax liabilities resulting from the FIRF Supplement, shall be payable to Ms. Bono from the general assets of FHLB-Seattle monthly over a three-year period beginning December 1, 2005 in gross total monthly installments of approximately $16,917.00 (or such other figure as is determined when the exact amount of the FIRF Supplement has been determined such that the total payment is spread evenly over thirty-six (36) monthly payments), less any required deductions or withholding. Ms. Bono shall also maintain the vested retirement benefits she has accrued as of November 30, 2004 under the FHLB-Seattle Retirement Fund Benefit Equalization Plan (based on her FIRF retirement benefits accrued through November 30, 2004), the FHLB-Seattle Thrift Plan Benefit Equalization Plan, and the FHLB-Seattle 401(k) Thrift Plan, pursuant to the terms of those plans. Ms. Bono shall be liable for any Federal income tax consequences, if any, to her resulting from these retirement benefits. The additional payment of $59,000 described above shall be FHLB-Seattle’s only obligation with respect to any Federal income tax consequences of these retirement benefits to Ms. Bono.

(d) Outplacement Benefits. FHLB-Seattle will pay up to Fifteen Thousand Dollars ($15,000) to a mutually agreeable outplacement consultant to assist Ms. Bono in finding other suitable employment.

3. Medical Insurance. During the Severance Period, FHLB-Seattle will continue Ms. Bono’s coverage under the FHLB-Seattle group medical, dental and vision plans on the same terms and conditions as other senior executives of FHLB-Seattle. Beginning at the end of the Severance Period, Ms. Bono and her eligible dependents have the opportunity to continue group medical, dental and vision insurance through FHLB-Seattle at her or their expense for a period of 18 months. Ms. Bono or her eligible dependents must pay all applicable premiums for that continuation coverage. FHLB-Seattle will provide Ms. Bono and her eligible dependents with a separate notice summarizing her continuation coverage rights and obligations, as well as an election form.

4. No Additional Compensation. Ms. Bono and FHLB-Seattle agree that, except as expressly set forth in this Agreement, and subject to Ms. Bono’ rights, if any, in the FHLB-Seattle 401(k) Plan, Ms. Bono shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits or other consideration from FHLB-Seattle. Ms. Bono shall not be entitled to make contributions to the FHLB-Seattle 401(k) Plan from the Separation Pay.

5. Return of FHLB-Seattle Property. Ms. Bono represents and warrants that no later than November 30, 2004, she will return to FHLB-Seattle all FHLB-Seattle property including, without limitation, her laptop computer, keys, access cards, parking pass, credit cards, cellular telephones, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in her possession or under her direct or indirect control relating to FHLB-Seattle, its business, employees, and customers, and that she has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, FHLB-Seattle hereby acknowledges and agrees that Ms. Bono may retain, as her own property, her copies of her individual personnel documents, such as her payroll and tax records, and similar personal records.

6. Covenant Not to Sue. Ms. Bono represents that she has not filed any Claim that was released in this Agreement against FHLB-Seattle or its Released Parties with any court or government agency, and that she will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that this will not limit Ms. Bono from filing a Claim to enforce the terms of this Agreement. If any government agency brings any claim or conducts any investigation against FHLB-Seattle, nothing in this Agreement forbids Ms. Bono from cooperating in such proceedings, but by this Agreement, Ms. Bono waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

7. Complete Release of Claims by Ms. Bono Against FHLB-Seattle. In consideration of the separation benefits set forth above, which are given to her specifically in exchange for this release as a result of negotiations between herself and FHLB-Seattle, Ms. Bono, on behalf of herself, her marital community, and their heirs, successors and assigns, release and discharge the Federal Home Loan Bank of Seattle, its employee benefit plans including but not limited to FIRF and/or its current or former directors, officers, agents, insurers, employees and attorneys, any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown, (“Claims”), including those Claims related in any way to Ms. Bono’s employment with FHLB-Seattle, or the termination of her employment relationship or positions as an officer of FHLB-Seattle, arising prior to the effective date of this Agreement. It is understood and agreed that the waivers in this Agreement are not intended to waive Ms. Bono’s rights: (a) to indemnification pursuant to any applicable provision of FHLB-Seattle’s

Bylaws, or pursuant to applicable law; (b) under ERISA to receive her accrued vested benefits and the benefits specifically reserved for her in this Agreement; or (c) respecting FHLB-Seattle’s obligations under this Agreement.

For the purposes of implementing a full and complete release and discharge of FHLB-Seattle and the other Released Parties, and each of them, Ms. Bono expressly acknowledges that this Resignation, and Release Agreement is intended to include in its affect, without limitation, all Claims which she does not know or suspect to exist in her favor at the time she signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

This Release specifically includes but is not limited to rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, The Americans with Disabilities Act, the Age Discrimination in Employment Act, The Washington Law Against Discrimination, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement).

8. Announcement; Reference Responses. On or about October 25, 2004, Mr. Norm Rice, President of FHLB-Seattle, and Ms. Bono will jointly announce that Ms. Bono has resigned her position. FHLB-Seattle and Ms. Bono will cooperate in releasing a mutually agreeable form of communication to FHLB-Seattle staff regarding her resignation which shall include Ms. Bono’s announcement in the form attached as Exhibit A, and Norm Rice’s announcement in the form attached as Exhibit B. Any communication to media shall be based on Exhibit A and B. Ms. Bono agrees to direct any requests for references regarding her employment with FHLB-Seattle to the FHLB’s Director of Human Resources. FHLB-Seattle will also provide Ms. Bono with a letter of reference from Mr. Norm Rice, President of FHLB-Seattle.

9. Future Cooperation. Ms. Bono agrees to make herself reasonably available to FHLB-Seattle in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which she was substantially involved during the period in which she was Executive Vice-President/CFO, and to provide information, give depositions or testimony, and otherwise cooperate in the investigation, defense or prosecution of such actions. Upon submission of appropriate documentation, FHLB-Seattle will pay for any reasonable expenses Ms. Bono incurs in connection with any such efforts, including lost salary, wages, or vacation pay.

10. Voluntary Agreement; Full Understanding; Advice of Counsel. Ms. Bono understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. Ms. Bono also acknowledges that she has been given full opportunity to review and negotiate this Agreement, that she has been specifically advised to consult with legal counsel prior to signing it, that she has in fact carefully reviewed it with her attorney before signing it, and that she executes this Agreement only after full reflection and analysis.

11. No Representations. Ms. Bono acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to her by FHLB-Seattle or by any of FHLB-Seattle’ agents, representatives or attorneys to induce the execution of this Agreement.

12. Waiting Period. Ms. Bono has 21 days to consider this Agreement before signing it. Ms. Bono may use as much or as little of this 21-day period as she wishes before signing. The 21-day period expires November 9, 2004, at 5:00 p.m. If Ms. Bono has not signed and returned this Agreement to Karen Aliabadi at FHLB-Seattle by that date, Ms. Bono will not be eligible to receive the severance benefits provided for in Section 2.

13. Revocation Period. Ms. Bono understands and acknowledges that she has seven (7) days after signing this Agreement to revoke it. To revoke this Agreement, Ms. Bono must deliver a written notice of revocation to Ms. Karen Aliabadi at FHLB-Seattle no later than 5:00 pm on the seventh day after Ms. Bono signs the Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If Ms. Bono revokes this Agreement, she will not receive the severance benefits described above.

14. Nonadmission. This Resignation and Release Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with or violation of any statute or law by FHLB-Seattle or Ms. Bono.

15. Confidential Information.

(a) Acknowledgement of Receipt of Confidential Information. Ms. Bono acknowledges that she has occupied a position of the highest trust and confidence with FHLB-Seattle, and during Ms. Bono’s employment with FHLB-Seattle, she has become familiar with FHLB-Seattle’s trade secrets, business plans and strategies, and with other proprietary and confidential information concerning FHLB-Seattle, its business, employees and members. Ms. Bono agrees that (a) the agreements and covenants contained in this paragraph are essential to protect FHLB-Seattle and the goodwill of its business; (b) FHLB-Seattle would be irreparably damaged if Ms. Bono were to disclose confidential information in violation of these provisions of this Agreement; and (c) the separation benefits provided her under this Agreement are given to her in part in exchange for her agreement to the restrictions set forth below. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of FHLB-Seattle or its customers, including but not limited to information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, or other proprietary information used by FHLB-Seattle in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Ms. Bono. Ms. Bono acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to FHLB-Seattle.

(b) Agreement to Maintain Confidentiality of FHLB-Seattle Information. Ms. Bono shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of FHLB-Seattle, furnish, make available or disclose to any third party (except in furtherance of FHLB-Seattle’s business activities and for the sole benefit of FHLB-Seattle) or use for the benefit of herself or any third party, any Confidential Information.

(c) Remedies. Ms. Bono acknowledges and agrees that the covenants set forth in this paragraph 15 are reasonable and necessary for the protection of FHLB-Seattle’s business interests, that irreparable injury will result to FHLB-Seattle if Ms. Bono breaches of any of her confidentiality obligations under this Agreement, and that in the event of Ms. Bono’s actual or threatened breach of such confidentiality obligations, FHLB-Seattle will have no adequate remedy at law. Ms. Bono accordingly agrees that in the event of any actual or threatened breach by her of any of her confidentiality obligations under this paragraph, FHLB-Seattle shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting FHLB-Seattle from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

16. Mutual Confidentiality of Agreement. Ms. Bono and FHLB-Seattle may acknowledge to third persons that their parting was on mutually satisfactory terms. Ms. Bono agrees that she will keep the fact, terms, conditions, and contents of this Agreement completely confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. Ms. Bono may, however, disclose the terms of this Agreement to her spouse, her attorney, or to her tax advisors and accountants, as necessary. FHLB-Seattle likewise agrees to keep the fact, terms, conditions, and contents of this Agreement confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. FHLB-Seattle may, however, disclose the fact, terms and conditions of this Agreement to its senior management, Board of Directors, regulators, attorneys, and accountants, or if required by law, regulation or court order.

17. Applicable Law; Venue; Attorneys’ Fees; Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Washington, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in King County Superior Court in Seattle, Washington. The prevailing party in such action shall be awarded attorneys’ fees and costs (whether or not taxable under any applicable statute) including fees and costs incurred prior to suit, in any administrative proceedings, and on appeal. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either party.

18. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. This Agreement shall not be modified or varied except by a written instrument signed by Ms. Bono and the President and CEO of FHLB-Seattle. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement.

19. Invalidity. It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.

20. Execution. This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

FEDERAL HOME LOAN BANK OF SEATTLE		KELLI BONO

By	/s/ NORMAN RICE		/s/ KELLI BONO
	Norman Rice	Date:	10/25/04
Its	President & CEO

Date:	10/25/04

EXHIBIT A

As we all know, the bank and its environment have changed tremendously over the past five years. For the bank to be successful in the future will require even greater commitment from all of its employees going forward. After much reflection, I have come to the difficult decision that the demands of the CFO position have grown beyond what is manageable for me and my family. So it is with mixed emotions that I have decided to leave the bank after 20 very rewarding years, effective December 1st.

I feel very fortunate to have worked at the bank and with all of you. I would like to express my appreciation especially to Norm, for giving me the opportunity to be the CFO of a bank I have dearly loved, and the Finance managers, without whom none of what we’ve accomplished over the past five years would have been possible. I wish the bank every success in the future.

Exhibit B

Kelli Bono will be leaving the bank effective December 1st, 2004. I personally wish to thank Kelli for her 20 years of dedicated service to the bank. It is not very common to find the combination of financial savvy and pure drive that propels an organization through the financial and regulatory complexities that our bank has. Kelli has that combination, and her shoes will be tough to fill.

With that said, please be assured that I am working on a transition plan to address this key departure and will share this plan as we move forward. Please join me in wishing Kelli and her family the very best as she begins a new chapter in her life.

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